Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation,

ALCON RESEARCH, LLC,

a Delaware limited liability company, and

LYON MERGER SUB, INC.,

a Delaware corporation,

Dated as of August 22, 2022

Table of Contents

Section 1

The Merger

1.1	The Closing	1
1.2	The Merger	2
1.3	Conversion of Shares	2
1.4	Surrender of Certificates; Stock Transfer Books	3
1.5	Dissenters’ Rights	5
1.6	Treatment of Company Equity Compensation	6
1.7	Further Action	7

Section 2

The Surviving Corporation

2.1	Certificate of Incorporation and Bylaws; Directors and Officers	8

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization; Subsidiaries, Etc.	9
3.2	Certificate of Incorporation and Bylaws	9
3.3	Capitalization, Etc.	9
3.4	SEC Filings; Financial Statements	11
3.5	Absence of Changes; No Material Adverse Effect	13
3.6	Title to Assets	13
3.7	Real Property	13
3.8	Intellectual Property	14
3.9	Contracts	17
3.10	Liabilities	19
3.11	Compliance with Legal Requirements	19
3.12	Regulatory Matters	19
3.13	Compliance with Sanctions and Customs & Trade Control Laws; Certain Business Practices	22
3.14	Governmental Authorizations	23
3.15	Tax Matters	23
3.16	Employee Matters; Benefit Plans	25
3.17	Environmental Matters	29
3.18	Insurance	30

i

3.19	Legal Proceedings; Orders	30
3.20	Authority; Binding Nature of Agreement	31
3.21	Non-Contravention; Consents	31
3.22	Takeover Laws	32
3.23	Opinion of Financial Advisors	32
3.24	Brokers and Other Advisors	32

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Due Organization	32
4.2	Merger Sub	33
4.3	Authority; Binding Nature of Agreement	33
4.4	Non-Contravention; Consents	33
4.5	Disclosure	34
4.6	Absence of Litigation	34
4.7	Funds	34
4.8	Ownership of Shares	34
4.9	Acknowledgement by Parent and Merger Sub	35
4.10	Brokers and Other Advisors	35
4.11	Solvency	35

Section 5

CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	36
5.2	Operation of the Acquired Corporations’ Business	37
5.3	Stockholder Meeting; Proxy Statement	40
5.4	No Solicitation	42

Section 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	44
6.2	Filings, Consents and Approvals	46
6.3	Employee Matters	47
6.4	Company 401(k)	48
6.5	ESPP	49
6.6	Indemnification of Officers and Directors	49
6.7	Stockholder Litigation	51
6.8	Additional Agreements	51
6.9	Disclosure	52
6.10	Takeover Laws	52

ii

6.11	Section 16 Matters	52
6.12	Stock Exchange Delisting; Deregistration	52
6.13	Convertible Notes	53
6.14	Capped Calls	53
6.15	Notification of Certain Events	54

Section 7

CONDITIONS PRECEDENT TO THE MERGER

7.1	Condition to the Obligations of Each Party	54
7.2	Conditions to the Obligations of Parent and Merger Sub	54
7.3	Conditions to the Obligations of the Company	55

Section 8

TERMINATION

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Expenses; Termination Fees	58

Section 9

MISCELLANEOUS PROVISIONS

9.1	Amendment	60
9.2	Waiver	60
9.3	No Survival of Representations and Warranties	60
9.4	Entire Agreement; Counterparts	60
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	61
9.6	Assignability	63
9.7	Transfer Tax	63
9.8	No Third Party Beneficiaries	63
9.9	Notices	63
9.10	Severability	64
9.11	Obligation of Parent	65
9.12	Construction	65

Exhibits
Exhibit A	Certain Definitions

Annexes
Annex I	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 22, 2022, among: Alcon Research, LLC, a Delaware limited liability company (“Parent”); Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”); and Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) The Board of Directors has (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement.

(B) The boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

(C) Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the Transactions, including the Merger (the “Merger Sub Sole Stockholder Approval”).

(D) Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties to this Agreement (each a “Party” and collectively the “Parties”) agree as follows:

SECTION 1

THE MERGER

1.1 The Closing. Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of signatures as soon as practicable (and, in any event, within five Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2 The Merger.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective.

(b) The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock (the “Shares”) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.3(b), each Share outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, which shall have only those rights set forth in Section 1.5) shall be converted into the right to receive $15.25 per Share in cash (the “Merger Consideration”), without interest and subject to any withholding of Taxes in accordance with Section 1.4(e); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.3(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes therefor, upon the surrender of such shares of Company Common Stock in accordance with Section 1.4.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

1.4 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purposes of exchanging Shares represented by a certificate evidencing such Shares (the “Certificates”) and Book-Entry Shares for the Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.3. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.3(a)(iii) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger. The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Notwithstanding anything to the contrary herein, the Equity Award Consideration will not be deposited with the Exchange Agent and will be paid in accordance with Section 1.6. In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration in accordance with Section 1.3(a)(iii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of the Certificates or Book-Entry Shares, who, in each case was entitled to receive the Merger

Consideration pursuant to Section 1.3, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) to the Exchange Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.3. Upon surrender to the Exchange Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.4(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.3.

(c) At any time following the 12 month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.3) which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any amount payable to any Person pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.5 Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

1.6 Treatment of Company Equity Compensation.

(a) Prior to the Effective Time, the Company may, in its discretion, accelerate the exercisability of any Company Option or Company SAR (and shall permit the exercise of Company Options and Company SARs prior to the Effective Time to the extent and for the period necessary to effect the provisions of this Section 1.6).

(b) At the Effective Time, each Company Option that is then outstanding and unexercised that has a per Share exercise price that is less than the Merger Consideration (an “In the Money Option”) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(c) At the Effective Time, each Company Option that is not an In the Money Option shall be cancelled as of the Effective Time without any consideration payable therefore.

(d) At the Effective Time, each Company SAR that is then outstanding and unexercised that has a strike price per Share that is less than the Merger Consideration (an “In the Money SAR”) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such In the Money SAR, multiplied by (ii) the total number of In the Money SAR immediately prior to the Effective Time (without regard to vesting).

(e) At the Effective Time, each Company SAR that is not an In the Money SAR shall be cancelled as of the Effective Time without any consideration payable therefore.

(f) At the Effective Time, each then outstanding share of Company Restricted Stock (other than Company Performance-Vested Restricted Stock), whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of Company Restricted Stock (other than Company Performance-Vested Restricted Stock), whether or not vested, held by such holder (without regard to vesting).

(g) At the Effective Time, each then outstanding Share of Company Performance-Vested Restricted Stock that vests based on achievement of strategic metrics (the “Strategic PSAs”), whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the product of (A) the target number of Shares of Strategic PSAs granted to the holder, multiplied by (B) 100% (such product, the “Earned Strategic PSAs”), multiplied by (ii) the Merger Consideration (without regard to vesting). Promptly following the Effective Time, Parent shall calculate the cumulative total shareholder return through the Closing Date (the “Relative TSR Performance”) for each of the Company and the applicable members of the “Comparator Group” set forth in the award agreement for each then outstanding Share of Company Performance-Vested Restricted Stock that vests based on achievement of a relative total shareholder return metric (the “rTSR PSAs”) and will pay the holders of such rTSR PSAs in accordance with the Relative TSR Performance and the terms of each rTSR PSA.

(h) At the Effective Time, each then outstanding Company RSU, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU (without regard to vesting).

(i) Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, as applicable, shall adopt all resolutions and shall take all actions that it determines to be appropriate or necessary (under any Company Equity Plans and award agreements pursuant to which Company Options, Company SARs, Company Restricted Stock or Company RSUs are outstanding) to effect the transactions described in this Section 1.6.

(j) In respect of payments due under this Section 1.6, Parent shall cause to be paid to the Surviving Corporation or its Affiliate, the aggregate amount necessary to pay the Equity Award Consideration to the applicable holders of the In the Money Options, In the Money SARs, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs, and Company RSUs through the Company’s or the Surviving Corporation’s or its Affiliate’s payroll system. The payments described in the preceding sentence shall be paid as soon as practicable following the Effective Time (subject to withholding as described in Section 1.4(e) of this Agreement), and in no event later than the second payroll date following the Effective Time. Notwithstanding the foregoing, (i) to the extent a payment pursuant to this Section 1.6 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty; and (ii) payment shall not be delayed in a manner which results in a tax or penalty to the holder of an In the Money Option, In the Money SAR, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs, or Company RSU under Section 409A of the Code.

1.7 Further Action(a) . If, at any time after the Effective Time, any further action is reasonably determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is applicable to qualify such representation and warranty, and (c) disclosures in the Annual Report on Form 10-K filed on February 25, 2022 by the Company with the SEC and the Company SEC Documents filed thereafter but at least one day prior to the date of this Agreement (other than any generally cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature but including any historical factual information contained within such statements) to the extent it is reasonably apparent that such disclosure is applicable to qualify such representation and warranty:

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Company’s Subsidiaries are set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). The Company has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of the Company’s Subsidiaries is validly incorporated in its jurisdiction of incorporation and has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power and authority does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and, where applicable, is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, all of which are fully paid or credited as fully paid, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent copies of the certificate of incorporation, bylaws or other equivalent constitutional documents of each Acquired Corporation, including all amendments thereto, as in effect on the date of this Agreement.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on August 22, 2022 (the “Capitalization Date”), there were (i) 49,412,659 shares of Company Common Stock issued and outstanding, of which (A) 2,817,902 shares were Company Restricted Stock, (B) 81,900 were vested and settled restricted share units and (C) 218,418 were outstanding Performance-Vested Restricted Stock, and (ii) no shares of preferred stock outstanding.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, (i) none of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) other than the Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations, except in connection with or under the Capped Call Transactions and Convertible Notes Indenture. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, as of the close of business on the Capitalization Date, (i) 6,219,563 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 314,889 Shares were subject to issuance pursuant to Company SARs granted and outstanding under the Company Equity Plans, (iii) 28,298 Shares were subject to issuance pursuant to Company Restricted Stock awards granted and outstanding under the Company Equity Plans if the target 100% level of performance is achieved pursuant to performance vesting Company Restricted Stock awards granted and outstanding under the Company Equity Plans (“Company Performance-Vested Restricted Stock”), (iv) 190,120 Shares of Company Restricted Stock (other than Company Performance-Vested Restricted Stock) were granted and outstanding under the Company Equity Plans if the target 100% level of performance is achieved pursuant to performance vesting, (v) 230,872 Shares were subject to issuance pursuant to unvested Company RSUs granted under the Company Equity Plans, (vi) 4,867,678 Shares were reserved for future issuance under the Company Equity Plans, (vii) 239,568 Shares were reserved for future issuance under the Company ESPP and (viii) 12,662,650 Shares were reserved for future issuance in connection with any conversions of the Convertible Notes. Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized restricted stock, restricted stock unit, stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d) Except as set forth in this Section 3.3 and except for Company Options, Company SARs, Company Restricted Stock (including Company Performance-Vested Restricted Stock), Company RSUs and the Convertible Notes (and Shares issuable on the exercise, vesting or conversion thereof, as applicable) as of the close of business on the Capitalization Date, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) The Company has delivered or made available to Parent a listing of all Persons who hold outstanding Company Options, Company SARs, Company Restricted Stock (including Company Performance-Vested Restricted Stock) or Company RSUs as of the close of business on the Capitalization Date, indicating, with respect to each award, the number of Shares subject or underlying thereto (determined at the maximum level of performance in the case of Company Performance-Vested Restricted Stock), date of grant, vesting schedule or criteria and the exercise price and expiration date, if applicable.

(f) Each award of a Company Option, Company SAR, Company RSU and Company Restricted Stock (including Company Performance-Vested Restricted Stock) (i) was granted in material compliance with all applicable Legal Requirements of each jurisdiction where the recipient of such award was a resident and all applicable securities laws or exemptions therefrom and (ii) was granted under a Company Equity Plan and is in material compliance with all requirements set forth in such Company Equity Plan. Each Company Option and Company SAR (A) has an exercise or strike price that is no less than the fair market value of the Shares underlying such Company Option or Company SAR on the grant date and (B) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

(g) All Convertible Notes were issued pursuant to, and all the terms and conditions of the Convertible Notes are evidenced by, the Convertible Notes Indenture. All Capped Call Transactions were entered into pursuant to, and all Capped Call Transactions are evidenced by, the Capped Call Documentation. There are no other agreements or side letters with respect to the Convertible Notes or Capped Call Transactions. The Conversion Rate (as defined in the Convertible Notes Indenture) is 40.0400 shares of Company Common Stock per $1,000 principal amount of the Convertible Notes as of the date of this Agreement and there have been no adjustments to any of the terms of the Capped Call Transactions prior to the date of this Agreement.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2019, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes, which if presented would not materially differ from those presented in the audited financial statements, and to normal and recurring year-end adjustments, which are not material individually or in the aggregate).

(c) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since December 31, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e) The Company is not a party to, nor does the Company have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) The proxy statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time of the filing of such Proxy Statement with the SEC and at the time such Proxy Statement is first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on written information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.5 Absence of Changes; No Material Adverse Effect.

(a) Since December 31, 2021, except for discussions, negotiations and activities related to this Agreement and the Transactions or any similar alternative transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business.

(b) Since December 31, 2021, there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.6 Title to Assets. Each Acquired Corporation has good and valid title to all material assets (excluding Intellectual Property Rights) owned by it, and such assets are owned by the Acquired Corporations free and clear of any material Encumbrances (other than Permitted Encumbrances).

3.7 Real Property.

(a) The Acquired Corporations do not own any real property. None of the Acquired Corporations is a party to any agreement or option to purchase any real property or interest therein.

(b) The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of material Encumbrances other than Permitted Encumbrances. Section 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Leased Real Property. True, correct and complete copies of the Leases as of the date of this Agreement have been delivered to Parent. Each Lease is in full force and effect, and is the valid and binding obligation of the applicable Acquired Corporation party thereto, enforceable against the Acquired Corporation in accordance with its terms. No part of the Leased Real Properties has been let, sub-let or is subject to any license or other usage agreements. None of the Acquired Corporations nor, to the Company’s knowledge, any other party to any Lease is in material default under such Lease as of the date of this Agreement, and no event has occurred or exists which with the passage of time or notice, or both, would constitute a material default. No Acquired Corporation has received any written notice, claim, complaint or objection regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured or waived in writing.

(c) The present use of the Improvements on the Leased Real Property are in conformity in all material respects with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, leases, restrictions of record or other agreements affecting such Leased Real Property, and the Company has no knowledge of any proposed change therein that would so affect any of the Leased Real Property or its use.

(d) The present use of the Improvements on the Leased Real Property are in conformity in all material respects with all registered deeds, leases, or other restrictions or agreements, in each case, of record affecting the current use of the Leased Real Property, and the Company has no knowledge of any proposed change to any such agreements or to any building laws, rules, regulations, or ordinances that would prohibit or materially restrict the current use of any of the Leased Real Property.

(e) The continued maintenance and operation of the manufacturing plant of the Company located in Athlone, Ireland (the “Plant”) is not dependent on facilities located at other premises and the continued maintenance and operation of any other premises is not dependent on facilities located at the Plant. No building or other improvement not part of the Leased Real Property relies on the Leased Real Property or any part thereof or any interest therein to fulfill any Legal Requirement and the Plant does not rely on any premises not included within the Leased Real Property to fulfill any Legal Requirement.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list (in all material respects) of all Registered IP included in the Company Owned IP. One or more Acquired Corporations are the sole and exclusive owners of all such Registered IP and, except as would not reasonably be expected to be material, individually or in the aggregate, to the Acquired Corporations, all other Company Owned IP. All Registered IP included in the Company Owned IP, and material Company Licensed IP, (other than pending applications included therein) is subsisting and, to the knowledge of the Company, valid and enforceable. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations own or have a valid and enforceable license or other right to use all material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Acquired Corporations as presently conducted and contemplated to be conducted, free and clear of all Encumbrances, other than Permitted Encumbrances; provided that this sentence is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

(b) No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine office examination proceedings with respect to pending applications) is pending or threatened in writing (i) in which the scope, validity, enforceability or ownership of any material Company Owned IP or, to the knowledge of the Company, material Company Licensed IP exclusively licensed to any Acquired Corporation, is being contested or challenged, or (ii) that is otherwise challenging or seeking to deny or restrict any rights of any Acquired Corporation in any material Company IP.

(c) The Company takes reasonable measures to protect the confidentiality of all trade secrets and other confidential information included in the Company Owned IP or otherwise disclosed in confidence to any Acquired Corporation and, to the knowledge of the Company, there has not been any disclosure of or unauthorized access to any such trade secret or confidential information to any Person except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Corporation’s right to own, use, or hold for use any material Intellectual Property Rights as owned, used, or held for use (including for defensive purposes) in the conduct of the business as currently conducted and as contemplated to be conducted, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.

(e) The conduct of each Acquired Corporation’s business as currently conducted and as contemplated to be conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2019, has not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Intellectual Property Rights owned by any other Person in any material respect. No Legal Proceeding has been asserted since January 1, 2019 (or longer time period to the extent there is any current liability therefore or obligations with respect thereto) or to the knowledge of the Company, has been threatened in writing against any Acquired Corporation alleging that the conduct of any Acquired Corporation’s business infringes, misappropriates or otherwise violates, or will infringe, misappropriate or otherwise violate, any Intellectual Property Rights of another Person, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.

(f) To the knowledge of the Company, since January 1, 2019, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Owned IP or any material Company Licensed IP, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations. No Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since January 1, 2019, by any Acquired Corporation against any other Person alleging any such infringement, misappropriation or other violation of any such Company Owned IP or Company Licensed IP.

(g) Section 3.8(g) of the Company Disclosure Schedule contains a true and complete list of any and all material Company Owned IP and Company Licensed IP exclusively licensed to any Acquired Corporation that was created, developed, invented or reduced to practice (in part or in whole), (i) pursuant to, or in connection with, any Contract between any Acquired Corporation or any of its licensors in respect of the Company Licensed IP, on the one hand, and any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution, on the other hand, or (ii) using any funding or facilities of any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations, each Acquired Corporation has taken all actions reasonably necessary to obtain, secure, maintain, enforce and protect such Acquired Corporation’s right, title and interest in, to and under all material Government Funded IP, and each Acquired Corporation has complied in all material respects with any and all any Intellectual Property Right disclosure or licensing obligations under any applicable Contract referenced in clause (i) above.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Systems operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Corporations to conduct their respective businesses as currently conducted, (ii) the Acquired Corporations take commercially reasonable actions to protect the confidentiality, integrity and security of the Company IT Systems (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures and (iii) since January 1, 2019, to the knowledge of the Company, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company IT Systems (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(i) Each Acquired Corporation (and to the knowledge of the Company any third party Processing personal data for or on behalf of an Acquired Corporation), and, to the knowledge of the Company, each third party that Processes Personal Information on behalf of any Acquired Corporation, has complied and currently complies, in all material respects, with all applicable Privacy Requirements. Since January 1, 2019 (or any longer time period to the extent there is any current liability therefore or obligations with respect thereto), no investigation by any Governmental Body has been initiated or any Legal Proceeding asserted or threatened in writing (including through receipt of any notice from any data subject) against any Acquired Corporation by any Person regarding any collection, use, storage, transfer, dissemination or other Processing of Personal Information in connection with any Acquired Corporation’s business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will violate in any material respect any Privacy Requirements in respect of which any Acquired Corporation is obligated to comply.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedule identifies each Contract (other than an Employee Plan and except as provided under Section 3.9(a)(xiii) or (xiv)) to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Contracts to which any Acquired Corporation is a party or by which it is bound constitutes a “Material Contract”:

(i) any Contract that is a settlement, conciliation or similar Contract with or approved by any Governmental Body (A) pursuant to which an Acquired Corporation will be required after the date of this Agreement to pay monetary obligations in excess of $250,000 (individually) or $1,000,000 (in the aggregate) (excluding workers compensation claims from employees or former employees of any Acquired Corporation that will be covered by insurance), in each case, net of any insurance coverage or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct after the date of this Agreement (excluding customary confidentiality requirements and other similar administrative requirements);

(ii) any Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation or (C) containing material exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;

(iii) any Contract that requires, or is reasonably expected to require, by its terms, the payment or delivery of cash or other consideration to or by any Acquired Corporation in an amount in excess of $250,000 in any fiscal year commencing with fiscal year 2022, and in each case (A) that cannot be cancelled by any Acquired Corporation without penalty or further payment at no more than ninety (90) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);

(iv) any Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;

(v) any Contract related to the Convertible Notes or any Capped Call Documentation;

(vi) each Lease under which the Acquired Corporations lease, sublease or licenses any real property (whether as lessor or lessee);

(vii) each Contract with any Governmental Body;

(viii) any Contract with any Person constituting a material joint venture, collaboration, partnership or similar profit sharing arrangement;

(ix) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(x) any Contract pursuant to which any Acquired Corporation (A) is granted any material license or other material right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to be sued) under any material Intellectual Property Right, other than to generally commercially available software or technology available on nondiscriminatory pricing terms or (B) grants any material license or other material right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to sue) under any material Intellectual Property Right, other than nonexclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), and other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement;

(xi) any Contract that is a distribution, supply, or manufacturing Contract that by its terms requires payments by or to the Company in any fiscal year in excess of $500,000;

(xii) any Collective Bargaining Agreement;

(xiii) any Contract with any Affiliate, director or executive officer of the Company (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing; and

(xiv) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent a copy of each Material Contract. No Acquired Corporation nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract and no Acquired Corporation nor, to the knowledge of the Company, the other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, the other party, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since December 31, 2020, to the knowledge of the Company, the Acquired Corporations have not received any notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

3.10 Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) of the type which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities specifically reflected and adequately reserved against in the most recent financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach or acceleration thereof); (d) liabilities incurred in the ordinary course of business since December 31, 2021 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Legal Requirements, or that relates to any cause of action, claim or lawsuit that individually, or in the aggregate, would be material to the Company); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11 Compliance with Legal Requirements. Since January 1, 2020, the Acquired Corporations have been in compliance in all material respects with all applicable Legal Requirements and no Governmental Body has given any Acquired Corporation written notice of, or charged any Acquired Corporation with, any material violation of any applicable Legal Requirement.

3.12 Regulatory Matters.

(a) The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA in other applicable jurisdictions) all required material filings, declarations, listings, registrations, reports or submissions. To the knowledge of the Company, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no material deficiencies have been asserted in writing to any of the Acquired Corporations by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions, except for those deficiencies that have been addressed in full by the Company.

(b) The Acquired Corporations hold all material Regulatory Permits required under applicable Legal Requirements for their business as currently conducted, and, to the knowledge of the Acquired Corporations, each such Regulatory Permit is valid and in in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Regulatory Permits. No material deficiencies have been asserted in writing to any of the Acquired Corporations by any applicable Governmental Body with respect to any material Regulatory Permits of the Acquired Corporations.

(c) All preclinical and clinical investigations sponsored by the Acquired Corporations since January 1, 2019 have been and are being conducted in material compliance with all applicable Legal Requirements, including Good Clinical Practices requirements, requirements relating to clinicaltrials.gov, and federal and state laws, rules and regulations restricting the use and disclosure of individually identifiable health information, including those similar requirements as applicable in jurisdictions outside the United States. No Acquired Corporation has received any written notice from the FDA or any other Governmental Body in the United States or elsewhere performing functions similar to those performed by the FDA with respect to any ongoing clinical or preclinical investigations requiring the termination, suspension or material modification of such studies or tests.

(d) No Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body, or (iii) to the knowledge of the Company, committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA or any Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy administered in any other applicable jurisdiction. No Acquired Corporation is the subject of any pending, or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Body pursuant to any similar Legal Requirement. As of the date of this Agreement, no Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators has been suspended, disqualified, debarred or convicted of any crime or, to the knowledge of the Company, engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.

(e) Each Acquired Corporation and the products manufactured or marketed by or on behalf of such Acquired Corporation have, since January 1, 2019, been in compliance in all material respects with all Legal Requirements applicable to ophthalmic pharmaceutical companies and to the operation of such Acquired Corporation’s business, including the FDCA, its foreign equivalents and the regulations promulgated thereunder. No Acquired Corporation or, to the knowledge of the Company, third party that manufactures or commercializes finished product on behalf of the Acquired Corporations (but only in their capacity as such) has been subject to any enforcement, regulatory or administrative proceedings against or affecting such Acquired Corporation or such third party relating to or arising under the FDCA or similar Legal Requirements and no such enforcement, regulatory or administrative proceeding has been threatened in writing. No Acquired Corporation or to the knowledge of the Company third party that manufactures or commercializes finished product on behalf of any Acquired Corporation (but only in their capacity as such) is party to or has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Body.

(f) Each Acquired Corporation has operated its business in compliance in all material respects with all applicable Legal Requirements, clinical trial protocols, and contractual or other requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other Personal Information made available to or collected by or on behalf of any of the Acquired Corporations in connection with the operation of the Acquired Corporations’ businesses, including the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”), the U.S. Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations, Directive 95/46/EC and all comparable Legal Requirements relating to any of the foregoing, as well as applicable similar requirements in any applicable regime (the “Health Care Data Requirements”). In conducting the Acquired Corporations’ businesses, each Acquired Corporation has been in compliance in all material respects with applicable confidentiality, security and other measures required by the Health Care Data Requirements and all applicable privacy and security requirements of HIPAA and HITECH. As of the date of this Agreement, no Acquired Corporation has suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Information or suffered any security breach in relation to any other data which it holds. As of the date of this Agreement, no breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for any Acquired Corporation that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, no information security or privacy breach event has occurred that would require notification under any Health Care Data Requirement.

(g) Since January 1, 2019, none of the Acquired Corporations has received any written notice from a Governmental Body alleging or asserting that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351, as amended, and the rules and regulations promulgated thereunder, or as defined in comparable Legal Requirements in any jurisdiction. The products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements, including cGMP, and, since January 1, 2019, the promotional materials and claims made by the Acquired Corporations for the products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements.

(h) Since January 1, 2019, there have been no product recalls conducted by the Acquired Corporations, no product recalls of product manufactured by or on behalf of the Acquired Corporations, and no written requests from any Governmental Body requiring any Acquired Corporation to cease manufacturing, marketing, distributing or selling any products of the Acquired Corporations. Since January 1, 2019, no Governmental Body (including the FDA or similar entities) has initiated an injunction, seizure, or import or export prohibition against any Acquired Corporation, any product manufactured or marketed by or on behalf of any Acquired Corporation, or any third party establishment that manufactures or tests product on behalf of any Acquired Corporation (but only in their capacity as such). Since January 1, 2019, the Acquired Corporations have not received a “warning letter” or “untitled letter” or similar correspondence or written notice from any Governmental Body (including the FDA or similar entities), nor has any Acquired Corporation been asked or directed by any Governmental Body (including the FDA or similar entities) to make material changes to any of its products or product candidates. No Acquired Corporation has received an FDA Form 483 or similar list of regulatory observations from any Governmental Body (including the FDA or similar entities), and, to the knowledge of the Company, the observations that have been received have been addressed to the satisfaction of the issuing authorities.

(i) To the knowledge of the Company, since January 1, 2019, no Person has filed against the Company a Legal Proceeding relating to the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or equivalent state statute, which was disclosed to the Company.

3.13 Compliance with Sanctions and Customs & Trade Control Laws; Certain Business Practices.

(a) Since January 1, 2019, the Acquired Corporations and their directors and officers, and to the knowledge of the Company, any of such Acquired Corporation’s other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) have been in compliance with Sanctions and Customs & Trade Control Laws.

(b) Neither the Acquired Corporations or their directors and officers, nor to the knowledge of the Company, any of such Acquired Corporation’s other Representatives, is a Sanctioned Person or a Restricted Person.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, since January 1, 2019, neither the Acquired Corporations or their directors and officers, nor to the knowledge of the Company, any of such Acquired Corporation’s employees or other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (i) been organized, operated, or resided in or (ii) had any prohibited transactions, business or financial dealings that benefited or directly or indirectly involved any Sanctioned Territory.

(d) The Company has in place controls and systems reasonably designed to ensure compliance in all material aspects with Sanctions and Customs & Trade Control Laws in each of the jurisdictions in which the Company does business.

(e) Since January 1, 2019, no Acquired Corporation has made any voluntary, direct, or involuntary disclosure, there are no pending or, to the knowledge of the Company, threatened, claims or any legal action against, or investigations, inquiries, or enforcement proceedings by any Governmental Body of, the Acquired Corporations, nor is there any judgment, penalty, or citation imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Acquired Corporations by or before any Governmental Body, in each case, in connection with any alleged violation of Sanctions or Customs & Trade Control Laws.

(f) Since January 1, 2019, no Acquired Corporation nor, any of its directors, officers or, to the knowledge of the Company, any of such Acquired Corporation’s other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (a) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) unlawfully provided anything of value to any Government Official or (c) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder or anti-money laundering laws or any rules or regulations promulgated thereunder. Since January 1, 2019, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing.

3.14 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Governmental Authorizations, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 Tax Matters.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are accurate and complete, in each case, in all material respects, and (ii) all income and other material Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) have been paid, and all income and other material Taxes required to be withheld by an Acquired Corporation have been withheld and paid, in each case, to the relevant Governmental Body.

(b) There are no pending, and there have not been in the preceding five-year period any, examinations or audits of any Company Return in progress involving material Taxes and no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Corporation is or may be required to file such type of Tax Return or pay such Tax. No Acquired Corporation has received any notice, whether written or otherwise, from the IRS or any Governmental Body, indicating an intention to initiate an examination or audit of any Company Return. No extension or waiver of the statute of limitation period applicable to any income or other material Company Returns has been granted and is currently in effect, other than automatic extensions or waivers obtained in the ordinary course of business.

(c) No Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax, and no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid in full.

(d) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local, or non-U.S. Legal Requirements) filing a consolidated federal income Tax Return (other than a group all of the members of which were Acquired Corporations), and (ii) has any material liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise.

(e) During the preceding two-year period, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) No Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or accrued deferred revenue accrued on or prior to the Closing Date (including, for the avoidance of doubt, any prepaid amount received or accrued deferred revenue recognized by any Acquired Corporation that may be included in income by another Acquired Corporation under Section 951 or Section 951A of the Code in a taxable year that includes the Closing Date) or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(h) No Acquired Corporation is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(i) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.

(j) Each Acquired Corporation has complied in all material respects with all information reporting requirements.

(k) No Acquired Corporation is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) No Acquired Corporation is required to, or will be required to, include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto (including pursuant to Section 965(h) of the Code), in any taxable period ending after the Closing Date.

(m) Each Acquired Corporation has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Tax purpose as resident (or dual-resident) in any other jurisdiction(s) and no Acquired Corporation has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

(n) No Acquired Corporation has requested, applied for, sought or received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Body under any COVID-19 Relief Legislation.

(o) No “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) has been entered into by or with respect to any Acquired Corporation that has continuing effect after the Closing Date. No Acquired Corporation has requested or has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings in respect of Taxes with any Governmental Body.

(p) The entry into the Agreement or consummation of the Transactions will not result in any income, profit or gain being deemed to accrue to the Irish Subsidiary for Tax purposes, and will not result in the withdrawal or clawback of any Tax relief or exemption previously claimed by the Irish Subsidiary. No Acquired Corporation is a party to or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order that is not generally available to Persons without specific application therefor.

(q) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made in Sections 3.15 and 3.16 are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including their compliance with any Legal Requirement). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

3.16 Employee Matters; Benefit Plans.

(a) None of the Acquired Corporations is a party to, or is currently negotiating to enter into, any Collective Bargaining Agreement and no employees of any of the Acquired Corporations are represented by a labor organization with respect to their employment with such Acquired Corporation. With respect to any employees based in Ireland, there are no negotiations with any trade union, staff association or other organization formed for a similar purpose, which might affect such employees’ terms and conditions of employment. Since January 1, 2019, there has not been any strike, lockout, material work slowdowns, picketing or other union organizing activity, or, to the knowledge of the Company, any threat thereof, by any employees of any Acquired Corporation with respect to their employment with such Acquired Corporation. There are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations before the National Labor Relations Board or any other Governmental Body. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan as of the date of this Agreement (other than any at-will employment agreements or offer letters that do not provide for severance, transaction or retention bonuses, change in control payments or other contractual obligations for non-officer employees of the Acquired Corporations and equity grant notices and related documentation under a Company Equity Plan, with respect to employees of the Acquired Corporations). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of, as applicable: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements and (v) the most recent prospectus or summary plan descriptions and any material modifications thereto.

(c) The Company has provided to Parent a true, accurate and complete schedule current to the date of this Agreement that sets forth, for each employee of the Acquired Corporations, as applicable, his or her position ID, title, employing entity, hire date, location, full-time or part-time status, exempt or non-exempt status, active or leave status (and if on leave, the nature of the leave and expected return date), annual base salary, commission, bonus or other incentive-based compensation opportunity (including whether such amounts are guaranteed or subject to a minimum), and type of employer-sponsored visa, if applicable (or, for purposes of employees based in Ireland, work permit or other required immigration permission). As of the date of this Agreement, there is no notice given and are no proposals to terminate the employment of any Key Employee and to the knowledge of the Company no Key Employee indicated to any of the Acquired Corporations’ directors or executive officers that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

(d) The Company has provided to Parent a schedule current to the date of this Agreement that sets forth, for each independent contractor of the Acquired Corporations, the independent contractor’s name, Acquired Corporation engaging the independent contractor, date of commencement of service and anticipated termination date, if applicable, nature of assignment, fees and other renumeration and if there is a written contract for the work to be performed. To the knowledge of the Company, all individuals who are performing, and for the three-year period preceding the date of this Agreement have performed, services for any Acquired Corporation while classified as independent contractors have been properly so classified for all purposes. In the past two years, no Acquired Corporation has received written notice from any Person challenging the classification of these individuals as independent contractors.

(e) Each individual who is currently providing services to any Acquired Corporation through a third party service provider, or who provided services to any Acquired Corporation through a third party service provider, is not or was not an employee of any Acquired Corporation. No Acquired Corporation has a single employer, joint employer, alter ego or similar relationship with any other entity.

(f) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever sponsored, maintained, administered, contributed to, has been required to contribute to or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(g) No Acquired Corporation is or has ever been an employer of, or been associated or connected with an employer of, any defined benefit pension arrangement. No Acquired Corporation has any obligation (whether written or oral) to fund or contribute to or has any liability (whether current, future or contingent) in respect of a defined benefit pension arrangement.

(h) No employee or former employee of any Acquired Corporation transferred to that Acquired Corporation pursuant to any regulation implementing the Acquired Rights Directive 2001/23/EC or equivalent automatic transfer regulations.

(i) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code and to the Company’s knowledge there are no events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code. As of the date of this Agreement, the Acquired Corporations are, and have been since January 1, 2019, in material compliance with all of their obligations under and in respect of each Employee Plan and all applicable Legal Requirements with respect to each Employee Plan. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against any Acquired Corporation of any material excise Tax under ERISA or the Code. The Acquired Corporations are not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. Each of the Employee Plans that are pension plans operated for the benefit of employees based in Ireland are exempt approved schemes within the meaning of Section 774 of the TCA and, to the Company’s knowledge, there is no event, occurrence or circumstance that may cause such exempt approved status to be withdrawn.

(j) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), none of the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of any Acquired Corporation pursuant to any Employee Plan.

(k) Except as provided in Section 1.6, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, or independent contractor of any of the Acquired Corporations to any severance pay, bonus, retention, or other similar payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment, or increase the amount of compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause any Acquired Corporation to transfer or set aside any material assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right of any of the Acquired Corporations or, after Closing, Parent, to merge, amend or terminate any Employee Plan.

(l) No Employee Plan, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

(m) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in material compliance with, and the Acquired Corporations have materially complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code. None of the Acquired Corporations has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or independent contractor for any Tax incurred by such Person under Section 409A, 457A or 4999 of the Code.

(n) As of the date hereof, there is, and for the three-year period preceding the date of this Agreement there has been, no material Legal Proceeding pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan, employee or independent contractor of any Acquired Corporation before any arbitrator or any Governmental Body, including the IRS, Equal Employment Opportunity Commission or the United States Department of Labor. As of the date hereof, the Acquired Corporations are, and have been since January 1, 2019, in material compliance with all applicable Legal Requirements with respect to employment and labor matters, including those relating to labor relations, wages, vacation, hours of work, holiday pay calculation, overtime, employee classification, discrimination, harassment, sexual harassment, child labor, civil rights, pay equity, disability rights and benefits, employee leave issues, affirmative action, equal opportunity, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, unemployment insurance, plant closures and layoffs, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes and, in addition, in respect of any employees based in Ireland, unfair dismissal, occupational stress, bullying, ill-health, transfer of undertakings (pursuant to any regulation implementing the Acquired Rights Directive 2001/23/EC or equivalent automatic transfer regulations) and breach of contract. As of the date of this Agreement, and since January 1, 2017, (i) no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Key Employee and (ii) neither the Acquired Corporations nor any Key Employee has entered into any written settlement agreement related to any such allegations of sexual harassment, sexual misconduct or discrimination made by any Person.

(o) The Acquired Corporations are, and have been since January 1, 2019, in material compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law (“WARN”) and have no material outstanding liabilities or other material outstanding obligations thereunder. None of the Acquired Corporations has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.

(p) Each Employee Plan that covers employees, directors, officers or independent contractors that are not located primarily within the United States (i) has been maintained in material compliance with its terms and applicable Legal Requirements, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable, in accordance with applicable requirements and, if applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(q) In respect of any employees based in Ireland, the Company has provided to Parent a true, accurate and complete schedule current to the date of this Agreement of all employee terminations for the 12 months preceding the date of this Agreement and that, in respect of such terminations, there are no claims in existence, pending or threatened or, to the knowledge of the Company, capable of arising, against any of the Acquired Corporations.

3.17 Environmental Matters.

(a) The Acquired Corporations are and, except for matters which have been fully resolved, have been since January 1, 2019 in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There is no material Legal Proceeding relating to or arising under Environmental Law that is pending, or, to the knowledge of the Company, threatened against any Acquired Corporation or, to the knowledge of the Company, in respect of any Leased Real Property.

(c) Since January 1, 2019, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.

(d) To the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from the Leased Real Property or any real property formerly owned or leased by the Acquired Corporations, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law.

(e) No Acquired Corporation has assumed, undertaken, or otherwise become subject to any currently known material liability of another Person relating to Environmental Laws.

(f) The Acquired Corporations have delivered or otherwise made available for inspection to Parent copies of any material reports, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring prepared since January 1, 2019 and in the possession of or reasonably available to any of the Acquired Corporations pertaining to: (i) any unresolved material liabilities under Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by, and reasonably likely to result in material liabilities of, any Acquired Corporation; or (iii) any Acquired Corporation’s noncompliance in any material respect with applicable Environmental Laws.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth an accurate and complete list of all material insurance policies relating to the business, assets and operations of the Acquired Corporations as of the date of this Agreement. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the knowledge of the Company, all such insurance policies are in full force and effect, all premiums due thereunder have been paid in full, no written notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default or breach, by any insured thereunder, except for such default that is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied by the underwriters of such policies, except for such claim that is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.

3.19 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there are no material Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date of this Agreement, to the knowledge of the Company, there is no material order, writ, injunction or judgment to which an Acquired Corporation is subject (excluding customary confidentiality requirements and other similar administrative requirements).

(c) As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or being threatened in writing (excluding customary inspections by any Governmental Body conducted in the ordinary course of the Acquired Corporations’ business).

3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger at the Stockholder Meeting (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions and the Merger. The Board of Directors has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the preceding clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.21 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, the rules and regulations of the SEC and Nasdaq, and obtaining the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract, except with respect to the Convertible Notes Indenture; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, and in the case of clause (i) with respect to the Company’s Subsidiaries and clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the applicable rules and regulations of the SEC and Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.22 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Merger and the other Transactions.

3.23 Opinion of Financial Advisors. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC that, as of the date of such opinion and based on and subject to the matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view to such holders of Shares. The Company shall provide a copy of such written opinion to Parent solely for informational purposes and on a non-reliance basis promptly after the execution of this Agreement by each of the Parties hereto.

3.24 Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no investment banker, broker or finder in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Merger Sub. Merger Sub has not engaged, and prior to the Effective Time will not engage, in any business activities or conduct any operations other than in connection with the Transactions and those incident to Merger Sub’s formation. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate, limited liability company or other power and authority to execute and deliver and perform their obligations under this Agreement, and to consummate the Transactions, subject to the Merger Sub Sole Stockholder Approval. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Transactions, including the Merger, subject to the Merger Sub Sole Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. No vote of Alcon Inc.’s shareholders is necessary to approve this Agreement or any of the Transactions.

4.4 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the Limited Liability Company Act of the State of Delaware (the “LLC Act”), the HSR Act and other Antitrust Laws, and, if applicable, the rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement by Parent or Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, and in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the LLC Act, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Disclosure. None of the written information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time such document is filed with the SEC, (ii) at any time such document is amended or supplemented or (iii) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body or settlement agreement or similar written agreement, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7 Funds. Parent has, and at the Effective Time Parent will have, immediately available funds in an amount sufficient to consummate the Transactions and to pay all fees and expenses in connection with the consummation of the Transactions (including immediately available funds in an amount sufficient to pay the Merger Consideration and the Equity Award Consideration).

4.8 Ownership of Shares. Neither Parent nor any of its Subsidiaries nor any “Affiliate” or “Associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries owns (as defined in Section 203 of the DGCL) or beneficially owns (as defined in Rule 13d-3(a) of the Exchange Act) any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any of their Affiliates is a party with respect to the voting of capital stock or other equity interests of the Company or any of its Subsidiaries.

4.9 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date of this Agreement from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Acquired Corporation, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

4.10 Brokers and Other Advisors. Except for JPMorgan Chase Bank, N.A., no investment banker, broker or finder in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.11 Solvency. None of Parent or Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud creditors of the Company or any of its Subsidiaries. As of the Closing, assuming the accuracy in all material respects of the representations and warranties set forth in Section 3, after giving effect to any indebtedness being incurred on such date in connection herewith, Parent and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis, will be solvent, such that they (i) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) have a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of their liabilities, contingent or otherwise, as of such date; and (iii) do not have unreasonably small capital and liquidity with which to conduct their business. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives, facilities and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations and subject to any reasonable restrictions imposed in connection with the COVID-19 pandemic. Nothing herein shall require any of the Acquired Corporations to provide access or disclose any information to Parent if such access or disclosure (i) would jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) would contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements), (iii) is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (iv) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, involves information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after the execution of this Agreement, (v) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, involves any information related to a Company Adverse Recommendation Change or the actions of the Board of Directors (or any committee thereof) with respect thereto, or (vi) involves any invasive sampling, testing or investigation of water, groundwater, soil, sediment, soil vapor, air, or other environmental media at any of the Leased Real Property. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all obligations under the Confidentiality Agreement, dated April 8, 2022, as amended on July 27, 2022, between the Company and Parent (the “Confidentiality Agreement”).

5.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (i) as expressly required by this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 5.2(A) of the Company Disclosure Schedule:

(a) the Company shall, and shall cause each Acquired Corporation to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its material business organizations and material business relationships with third parties; and

(b) the Acquired Corporations shall not:

(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), other than dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries, or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) repurchases of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (2) repurchases of Company Options, Company SARs, Company Restricted Stock or Company RSUs (or Shares issued upon the exercise or vesting thereof) outstanding on the date of this Agreement pursuant to the terms of any such Company Option, Company SAR or Company RSU (in effect as of the date of this Agreement); (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options, Company SARs, Company Restricted Stock or Company RSUs; or (4) settlement or conversions of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture;

(ii) split, combine, subdivide or reclassify any Shares or other equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security; provided, however, the Company may issue Shares (1) as required to be issued upon the exercise or vesting of Company Options, Company SARs and Company RSUs that, in each case, are outstanding as of the date of this Agreement and as required pursuant to the terms of such awards as in effect on the date of this Agreement, and may, subject to Section 6.5, issue any Shares issuable to participants in the Company ESPP in accordance with the terms thereof, (2) as required to be issued in connection with any conversion of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture and (3) solely among the Company and the Company’s wholly owned Subsidiaries;

(iv) except as contemplated by Section 1.6 or as required under any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (B) amend or waive any of its material rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (C) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (D) grant any employee, officer, director or independent contractor any of the Acquired Corporations any increase in compensation or benefits, (E) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (F) hire any individual who would be a Key Employee or promote any individual into a position which would make that individual a Key Employee, (G) terminate or give notice to terminate the employment of any Key Employees other than for cause or gross misconduct or (H) announce or agree to any redundancies or redundancy terms; provided, however, the Company may: (1) provide increases in base salary or wages of not more than 5% to any employees in the ordinary course of business; (2) amend any Employee Plan to the extent required by applicable Legal Requirements or, with respect to health and welfare plans, in the ordinary course of business as part of annual plan renewal procedures; (3) enter into at-will employment agreements in connection with the hiring of non-Key Employees in the ordinary course of business; and (4) enter into agreements with consultants in the ordinary course of business (and on terms consistent with the terms entered into with consultants by the Company); provided, further, that, in the case of clauses (3) and (4) above, such employment or consulting agreements do not provide for total annual compensation in excess of $350,000 and are terminable without penalty on less than 90 days’ advance notice and do not provide for severance, change in control or other material contractual benefits;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement, except transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(vii) make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 in the aggregate);

(viii) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than any Permitted Encumbrances) on, relinquish or permit to lapse, transfer or assign any material right or other material asset or real or personal property (other than Intellectual Property Rights, which are addressed in Section 5.2(b)(ix) below), except (A) in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by clause (vii) of this Section 5.2(b) or (D) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(ix) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than a Permitted Encumbrance described in clauses (a) through clause (d) or clause (f) of the definition of Permitted Encumbrance) on, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal or other preferential right, non-assert or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce or protect, any Intellectual Property Right, except (A) granting non-exclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), or other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business, and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement or (B) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(x) (A) lend money or make capital contributions or advances to or make investments in, any Person, or incur, issue or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations or (B) invest or re-invest any funds or monies in any financial instruments, cryptocurrency or securities that do not qualify as cash and cash equivalents;

(xi) except as otherwise contemplated by this Section 5.2(b), (A) amend or modify in any material respect, or voluntarily terminate, any Material Contract in a manner which is adverse to the Company, (B) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (C) enter into the arrangement set forth in Section 5.2(B) of the Company Disclosure Schedule, or thereafter amend or modify in any material respect, or voluntarily terminate, such arrangement;

(xii) except as required by applicable Legal Requirements or GAAP and subject to the proviso below, (A) make any material change to any accounting method or accounting period used for Tax purposes that has a material effect on Taxes; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund, offset or other reduction in Tax liability; (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (except in connection with automatic extensions of time to file Tax Returns granted in the ordinary course of business); or (G) take any other action outside of the ordinary course of business relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of (i) materially increasing the Tax liability of any Acquired Corporation for any taxable period ending after the Closing Date,

(ii) materially decreasing any Tax attribute of any Acquired Corporation existing on the date of this Agreement, or (iii) losing any reliefs (including research and development Tax credits) or capital allowances on specified intangible assets under Section 291A of the TCA claimed by any Irish Subsidiary prior to the Closing Date; provided, that the Company shall cause Aerie Pharmaceuticals Limited to report advance payments on the full inclusion method provided in Treasury Regulations Section 1.451-8(b) on the Company’s U.S. federal income tax returns for the taxable year ended December 31, 2020 and thereafter;

(xiii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $250,000 (individually) or $1,000,000 (in the aggregate) (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation) or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation (excluding confidentiality, non-disparagement, and customary administrative provisions); provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.5 or 6.7;

(xiv) enter into, amend or terminate any Collective Bargaining Agreement;

(xv) adopt or implement any stockholder rights plan or similar arrangement;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

(xvii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xvi) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3 Stockholder Meeting; Proxy Statement.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement or (iii) if the SEC has failed to affirmatively notify the Company within 10 calendar days after the initial filing of the Proxy Statement with the

SEC, the 11th day after such filing, for the purpose of (A) voting on the matters requiring Company Stockholder Approval; and (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s executive officers in connection with the completion of the Merger. Notwithstanding the foregoing, the Company may postpone or adjourn to a later date the Stockholder Meeting (i) with the written consent of Parent, not to be unreasonably withheld or delayed, (ii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Legal Requirements in advance of the Stockholder Meeting, (iii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of votes to adopt this Agreement, whether or not a quorum is present or (v) if required by applicable Legal Requirements, provided that in no event shall the Stockholder Meeting be postponed or adjourned beyond the date that is six Business Days prior to the End Date without the prior written consent of Parent. The Board of Directors shall make the Company Board Recommendation and use its commercially reasonable efforts to obtain the Company Stockholder Approval, and the Company shall otherwise comply with all Legal Requirements applicable to the Stockholder Meeting. Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent (other than (i) a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (ii) whether to adjourn the Stockholder Meeting in accordance with this Section 5.3(a)).

(b) Except to the extent expressly permitted by Section 6.1 (i) the Board of Directors (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Stockholder Meeting and (ii) the Proxy Statement shall include the Company Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (but in no event later than 15 Business Days after the date of this Agreement). As soon as practicable thereafter (but in no event later than seven Business Days after the clearance of the Proxy Statement by the SEC or after receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement), the Company shall file the definitive Proxy Statement and use its commercially reasonable efforts to mail to its stockholders the Proxy Statement and all other proxy materials for the Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The

Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and its legal counsel. The Company shall, as promptly as practicable after receipt thereof, provide Parent and its legal counsel with copies of any written comments, and advise Parent and its legal counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, provide Parent and its legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, and consider in good faith any comments reasonably proposed by Parent and its legal counsel.

5.4 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Section 5.4.

(b) Except as permitted by this Section 5.4, during the Pre-Closing Period the Acquired Corporations shall not, and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion) or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company shall (1) request that each Person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s consideration of an Acquisition Proposal, promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (2) promptly terminate all physical and electronic data room access for such Persons and their representatives to diligence or other non-public information regarding the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to the Company Stockholder Approval, any Acquired Corporation or any of their Representatives receives a bona fide Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the existence of the provisions of this Section 5.4 and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall as promptly as practicable (and no later than one Business Day) provide to Parent any material non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one Business Day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within one Business Day of such material development, discussion or negotiation).

(e) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements.

(f) The Company agrees that in the event any Acquired Corporation or any Representative of an Acquired Corporation (acting in its capacity as such on behalf of the Acquired Corporation) takes any action that, if taken by the Company, would constitute a breach of this Section 5.4, the Company shall be deemed to be in breach of this Section 5.4.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), during the Pre-Closing Period, neither the Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within 10 Business Days after Parent so requests in writing (which request may be made once per applicable Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal) (any action described in the foregoing clauses (i) through (iii), a “Company Adverse Recommendation Change”); provided that, for the avoidance of doubt, any determination or action by the Board of Directors or any committee thereof to the extent expressly permitted by Section 5.4 or this Section 6.1 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 6.1 and shall not, unless a Company Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(d).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval:

(i) if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(e) at least four Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if requested in writing by Parent, during such four Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 5.4(d), (2) the Company shall have given Parent the four Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after considering in good faith any proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. Nothing contained in this Agreement shall prohibit the Board of Directors from taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable Legal Requirements if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice; provided that for such subsequent Determination Notice, the required four (4) Business Days shall be deemed to be two Business Days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Recommendation Change and, if requested in writing by Parent, during such four Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Recommendation Change necessary, (2) the Company shall have given Parent the four Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (3) after considering in good faith the proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements.

6.2 Filings, Consents and Approvals.

(a) The Parties agree to cooperate with each other and use their reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws (including any Request for Additional Information and Documentary Material pursuant to the HSR Act); provided, however, that notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Affiliates be required to (i) divest or agree to divest any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, (ii) hold separate or agree to hold separate any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries pending such divestiture, (iii) agree to any limitations with respect to how it owns, retains, conducts or operates all or any portion of any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, or that would impair or restrict its ability to acquire such assets or businesses, (iv) grant or agree to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (v) agree or consent to any other remedy, in each case, to obtain any required approval or to forestall or prevent any action by any Governmental Body (each of clauses (i)–(v) an “Antitrust Restraint”). Neither the Company nor any of its Affiliates shall permit, take or agree to permit or take any Antitrust Restraint without the prior written approval of, and direction by, Parent.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than 10 Business Days after the date of this Agreement, unless otherwise mutually agreed to by the Parties, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether (and preparing and making as promptly as practicable) any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions. Parent shall pay all filing fees for the filings required to be made by the Company and Parent under the HSR Act and for any other filings or notifications required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than highly sensitive or valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, permit authorized Representatives of the other Parties to be present at and participate in each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Subject to compliance with its obligations in this Section 6.2, Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing, decisions, and strategy on behalf of the Parties relating to regulatory approvals under the Antitrust Laws.

6.3 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Affiliates to, provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time and who remains employed by the Company or its Subsidiaries following the Closing Date (each, a “Continuing Employee”) with (i) a base salary or wage level and annual cash bonus opportunities that, in each case, are no less favorable than those provided to similarly-situated employees of Parent or its Subsidiaries and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding post-employment welfare benefits, defined benefit pension benefits, equity-based compensation and transaction or retention bonuses) provided to similarly situated employees of Parent or its Subsidiaries.

(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and its Affiliates (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Acquired Corporations and their respective predecessors before the Effective Time, to the same extent as such employee was entitled before the Effective Time, to credit for such service under any similar Employee Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits; provided, further that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or for purposes under any retiree welfare arrangement or long-term incentive arrangement. In addition and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under a comparable Employee Plan in which such employee participated immediately prior to the Effective Time (the “Old Plan”), and Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company’s nonqualified deferred compensation plan, effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than ten Business Days before the Effective Time that it has determined not to terminate the Company’s nonqualified deferred compensation plan. All resolutions adopted or executed in connection with the termination of the Company’s nonqualified deferred compensation plan shall be subject to Parent’s prior review, which review shall not unreasonably be delayed.

(d) The Company shall, and after the Effective Time, Parent shall cause the Company to take the actions set forth in Section 6.3(d) of the Company Disclosure Schedule.

(e) No provision of this Agreement: (i) shall be deemed to guarantee or create any right to employment or engagement or continued employment or engagement for any period of time, or preclude the ability of the Company, Parent or any of their respective Affiliates, to terminate any Continuing Employee for any reason, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Company, Parent or any of its Affiliates (or any beneficiaries or dependents thereof)).

6.4 Company 401(k). The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than ten Business Days before the Effective Time that it has determined not to terminate the Company 401(k) Plan. If the Company 401(k) Plan is terminated, as provided herein, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each regular Continuing Employee who is actively employed at the Closing and is not considered a temporary or contract employee shall receive credit under Parent’s U.S. defined contribution retirement plans for prior service as regular employee with the Company starting on the most recent hire date. Such service credit shall be applied to any applicable waiting periods or vesting provisions of Parent’s U.S. defined contribution retirement plans. As soon as practicable following the Closing, the account balances under the Company 401(k) Plan shall be distributed to the participants, and Parent shall permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding promissory notes evidencing participant loans) in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan. All resolutions adopted or executed in connection with the termination of the Company 401(k) Plan shall be subject to Parent’s prior review, which review will not unreasonably be delayed.

6.5 ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise to (A) provide that (1) no new Offering Period (as defined in the Company ESPP) will be commenced following the date of this Agreement under the Company ESPP, (2) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Offering Period from those in effect as of the date of this Agreement, (3) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (4) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Shares returned to the participant), and (B) terminate the Company ESPP effective immediately prior to the Effective Time.

6.6 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors, officers or employees of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b) Prior to the Closing Date, in consultation with Parent, the Company shall use commercially reasonable efforts to purchase (and if the Company does not purchase prior to the Closing Date, the Surviving Corporation may purchase on the Closing Date, in lieu of complying with the final sentence of this Section 6.6(b)),“tail” directors’ and officers’ liability insurance for the Acquired Corporations and their current and former directors, officers and employees who are covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations (the “Current D&O Insurance”), such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insureds thereunder with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the total cost of any such “tail” insurance exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations for the Current D&O Insurance (the “Maximum Amount”). Parent and the Surviving Corporation shall maintain such “tail” insurance in full force and effect for a period of six years following the Closing Date, and continue to honor the obligations thereunder. In the event that as of the Closing Date the “tail” directors’ and officers’ liability insurance under the first sentence of this Section 6.6(b) has not been purchased, for a period of six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the Current D&O Insurance or provide substitute insurance for the Acquired Corporations and their current and former directors and officers who are covered by the Current D&O Insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount.

(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.6.

(d) The provisions of this Section 6.6 (i) shall survive the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.7 Stockholder Litigation. The Company shall promptly notify Parent in writing of any Stockholder Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Stockholder Litigation. The Company shall give Parent the opportunity to (a) participate in (but not control) the defense, prosecution, settlement or compromise of any Stockholder Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Stockholder Litigation. For purposes of this Section 6.7, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation (to the extent that the attorney-client privilege between the Company and its legal counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Section 6.7 shall not apply to any Legal Proceeding which arises from, or relates to, the matters set forth in Section 6.2 (which in each case shall be governed by Section 6.2).

6.8 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, that (x) each of the Parties acknowledges and agrees that obtaining any such Consent shall not, in and of itself, be a condition to the Merger and (y) in connection with obtaining any such Consent, the Parties shall have no obligation to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty) or to agree to any changes to any of the terms of such Material Contract and (iii) subject to the same limitations as included in the proviso to Section 6.2(a), seek to lift any restraint, injunction or other legal bar to the Merger brought by any third party against such Party.

6.9 Disclosure. The initial press releases relating to this Agreement shall be reasonably mutually agreed between the Company and Parent. Thereafter, the Company and Parent shall consult with and obtain the consent of the other Party before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and consider in good faith any comments reasonably proposed by the other Party or its Representatives; provided, that neither Party shall issue any such press release or public statement without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties shall not be required by this Section 6.9 to provide any other Party with such consultation or consent right relating to (i) any public statements (including in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents) so long as such statements are consistent with previous press releases, public disclosures or public statements (as applicable) made by Parent or the Company in compliance with this Section 6.9; and (ii) any public statements relating to any dispute between the Parties relating to this Agreement. In addition, notwithstanding the foregoing, (i) the Company may, without the prior consent of Parent but subject to giving advance notice to Parent, issue any such press release or make any such public announcement or statement as may be required by any applicable Legal Requirement; and (ii) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made (x) pursuant to Section 5.4(e), (y) with respect to any Acquisition Proposal or Company Adverse Recommendation Change or (z) after any Company Adverse Recommendation Change.

6.10 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.11 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RSUs, Company Restricted Stock, Company SARs and Company Options resulting from the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties shall cooperate with the other Parties and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.13 Convertible Notes. Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall take all actions required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture or applicable Legal Requirements to be performed by the Company at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustee, noteholders or other applicable Persons, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustee, noteholders or other applicable Persons, including any supplemental indenture, certificate or legal opinion, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by the Convertible Notes Indenture. The Company shall provide Parent and its legal counsel with reasonable opportunity to review and comment on any such notices, documents or instruments, and the Company shall take into account any comments reasonably proposed by Parent in such notices, documents or instruments prior to delivery thereof. The Company shall use commercially reasonable efforts to consult with Parent prior to making any election with respect to any settlement method in connection with any conversions of any Convertible Notes and shall not irrevocably elect any settlement method that would be applicable to any conversions of any Convertible Notes occurring after the Effective Time without Parent’s prior written consent.

6.14 Capped Calls. The Company shall comply with all of its obligations in connection with the Capped Call Transactions. The Company shall not, without Parent’s prior written consent, agree to any amendments or determinations (including adjustments) in connection with the Capped Call Transactions, and shall promptly provide notice to Parent of any written communications or material oral communications from any counterparty to any Capped Call Transactions in connection with any such amendments or determinations. The Company shall, at Parent’s request, use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with such counterparties to any Capped Call Transactions so that the Capped Call Transactions are terminated, exercised, settled or cancelled subject to the occurrence of the Effective Time. At Parent’s request, the Company shall, and shall cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions with respect to any settlement in connection with the Capped Call Transactions. The Company shall not, and shall cause its Representatives not to, without Parent’s prior written consent (i) make any amendments, modifications or other changes to the terms of the Capped Call Documentation or (ii) exercise any right it may have to terminate, or cause the early settlement of, any of the Capped Call Transactions. The Company shall provide Parent and its legal counsel reasonable opportunity to review and comment on any notice or documentation in connection with the Capped Call Transactions prior to delivery to any counterparty, and the Company shall reflect any such comments in such document prior to delivery thereof. Nothing in this Section 6.14 shall require the Company to (A) other than as required under the Capped Call Transaction, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time, or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Documentation (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on such notice, and to reflect any such comments which both the Company and Parent acting reasonably agree on in such notice prior to delivery thereof).

6.15 Notification of Certain Events. Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Merger or the other Transactions or (ii) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

7.1 Condition to the Obligations of Each Party. The obligations of each Party to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) there shall be no temporary restraining order, preliminary or permanent injunction or final judgment issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the consummation of the Merger; and

(c) the waiting period (or any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

(a)

(i) the representations and warranties of the Company set forth in Section 3.3(a) and the first sentence of Section 3.3(c) (Capitalization, Etc.) of the Agreement shall be accurate, except for any de minimis inaccuracies, as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representations and warranties of the Company set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.) (other than the third and fourth sentence of Section 3.1(a)), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3(b), (d), (e), (f) and (g) (Capitalization, Etc.), Section 3.3(c) (other than the first sentence thereof), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.23 (Opinion of Financial Advisors) and Section 3.24 (Brokers and Other Advisors) of the Agreement shall be accurate in all material respects as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i) and (ii) above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time;

(c) since the date of the Agreement, no Material Adverse Effect shall have occurred that is continuing; and

(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in Sections 7.2(a) – (c) have been satisfied.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time; and

(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on the date that is the nine month anniversary of the date of this Agreement (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Section 7, other than Section 7.1(b) or 7.1(c) thereof, shall have been satisfied (other than conditions that by their nature are to be satisfied at the Effective Time, each of which is then capable of being satisfied) or waived (to the extent waivable under applicable Legal Requirements), then the End Date shall automatically be extended by a period of three months (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Merger not being consummated by such date;

(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required by Section 6.2 to remove such order, decree, ruling or other action;

(d) by Parent, prior to obtaining the Company Stockholder Approval, if the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change;

(e) by the Company, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer (a “Specified Agreement”); provided that no Acquired Corporation shall be in willful breach of Section 6.1(b)(i) in relation to such Superior Offer;

(f) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h) by either Parent or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (i) the final sentence of Section 5.1, this Section 8.2 , Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (iii) the termination of this Agreement shall not relieve any Party from any liability for Fraud or willful breach of this Agreement prior to termination. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, and “Fraud” means actual, intentional and knowing common law fraud under Delaware law with respect to the making of an express representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false as of the date hereof.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 9.7 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)) or Section 8.1(h) or (y) by Parent pursuant to Section 8.1(f) as a result of a material breach, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination (or, in the case of termination pursuant to Section 8.1(h), prior to the Stockholder Meeting) and such Acquisition Proposal has not been publicly withdrawn prior to such termination (or, in the case of termination pursuant to Section 8.1(h), prior to the Stockholder Meeting) and (C) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such 12 month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or simultaneously with the execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of this Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $27,000,000.

(c) In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party or any of its Affiliates relating to or arising out of this Agreement or the Transactions.

(d) In the event that this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(b) and all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Legal Requirements), other than the conditions set forth in (i) Section 7.1(b), but solely to the extent such Legal Requirement, temporary restraining order, preliminary or permanent injunction or final judgment shall relate to the HSR Act or any other Antitrust Law or (ii) Section 7.1(c), and in either case of clause (i) or (ii), the Company is not then in material breach of any provision of this Agreement (provided that any breach by the Company that is the primary cause of the failure of any condition to this Agreement to be satisfied shall be considered a material breach), then Parent shall promptly pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of same day funds within two Business Days of such termination. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $65,000,000.

(e) In the event of any termination described in Section 8.3(d), (i) payment from Parent to the Company of the Parent Termination Fee pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Company and any of its Affiliates against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) and the Financing Related Parties and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Parent Related Parties or Financing Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of the Company or the other Acquired Corporations or their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party or Financing Related Parties or any of their respective Affiliates relating to or arising out of this Agreement or the Transactions.

(f) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if (i) the Company fails to timely pay any amount due pursuant to Section 8.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company or (ii) Parent fails to timely pay any amount due pursuant to Section 8.3(c), and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment against Parent; then the Company in the case of clause (i) and Parent in the cause of clause (ii) shall pay to the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Company Stockholder Approval has been obtained; provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by any Legal Requirement requires further approval by the Company’s stockholders without the further approval of such stockholders. To the extent any amendment or waiver to the provisions of this Agreement of which the Financing Related Parties are expressly made third party beneficiaries pursuant to Section 9.8 (including this Section 9.1) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing provisions) is sought that would be adverse to the rights of any Financing Source thereunder, the prior written consent of such Financing Source shall be required before such amendment or waiver is effective, and any such amendment or waiver without such prior written consent shall be void.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to or in connection with this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annex and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the Transactions or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, including with respect to statutes of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the Delaware Superior Court and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement, following a termination of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur; provided that the Company may continue any ongoing action for specific performance filed prior to a purported termination of this Agreement.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(c).

(d) Notwithstanding the foregoing provisions of this Section 9.5, each Party agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Source, or any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, and together with the Financing Sources, the “Financing Related Parties”) relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, including any dispute arising under or relating to any agreement entered into by the Financing Related Parties in connection with the Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) it will waive and hereby waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or any such claim, cross-claim, suit or proceeding in any such court, and (iii) any such action or proceeding shall be governed by the laws of the State of New York. Notwithstanding anything to the contrary set forth in this Agreement, none of the Financing Related Parties will have any liability to the Company, any of its Affiliates, their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, the “Seller Parties”) relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates or other Seller Parties will have any rights or claims against any of the Financing Related Parties hereunder or thereunder relating to or arising of this Agreement or the Financing.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent may assign this Agreement to any of its Affiliates without the prior consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder.

9.7 Transfer Tax. Except as otherwise provided in Section 1.4(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

9.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and (B) the right of the holders of Company Options, Company SARs, Company Restricted Stock and Company RSUs to receive the Merger Consideration pursuant to Section 1.6 following the Effective Time in accordance with the terms of this Agreement; (ii) the provisions set forth in Section 6.6 of this Agreement (which are intended for the benefit of each Indemnified Person, each of whom will be third party beneficiaries of these provisions); (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c); and (iv) the provisions set forth in Section 9.1, Section 9.5(c), Section 9.5(d) and this Section 9.8 (which are intended for the benefit of each of the Financing Related Parties, each of which will be third party beneficiaries of these provisions).

9.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if emailed, upon confirmation of transmission (provided no bounce-back or similar message of non-delivery is received with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: General Counsel

E-mail: *****@*****.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention:     Graham Robinson

            Faiz Ahmad

Email: *****@*****.com

   *****@*****.com

if to the Company (prior to the Effective Time):

Aerie Pharmaceuticals, Inc.

4301 Emperor Boulevard, Suite 400

Durham, North Carolina 27703

Attention:     Raj Kannan

           John LaRocca

Email:          *****@*****.com

           *****@*****.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:     Steven Scheinfeld

            Matthew Soran

Email:          *****@*****.com

           *****@*****.com

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(d) All references to “$” or dollar shall be deemed references to United States dollars.

(e) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the word “or” shall not be exclusive.

(f) The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Company Disclosure Schedule, Exhibits and Annexes hereto and thereto) and not to any particular provision of this Agreement.

(g) As used in this Agreement, “ordinary course of business” means the ordinary course of business in all material respects and consistent with past practice in all material respects.

(h) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(i) With respect to information provided by the Company to Parent, the term “made available,” “delivered” or such term with similar import used in this Agreement means that the information referred to (i) is included in the Company SEC Documents made publicly available at least three days prior to the date of this Agreement or (ii) has been posted at least one day prior to the date of this Agreement in the “data room” established by the Company or its Representatives.

(j) Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

(k) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALCON RESEARCH, LLC

By:	/s/ David J. Endicott
Name: David J. Endicott
Title: President and CEO

LYON MERGER SUB, INC.

By:	/s/ Timothy C. Stonesifer
Name: Timothy C. Stonesifer
Title: Treasurer and CFO

AERIE PHARMACEUTICALS, INC.

By:	/s/ Raj Kannan
Name: Raj Kannan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.4(a) of the Agreement.

Acquired Corporation. “Acquired Corporation” is defined in Section 3.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition or exclusive license of assets of the Company equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) issuance or acquisition of more than 20% of the outstanding Company Common Stock, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2012, the Anti-Bribery Laws of the People’s Republic of China or any other applicable Legal Requirements pertaining to bribery or corruption.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Antitrust Restraint. “Antitrust Restraint” is defined in Section 6.2(a) of the Agreement.

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Board of Directors. “Board of Directors” shall mean the board of directors of the Company.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or Geneva, Switzerland are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.

Capped Call Documentation. “Capped Call Documentation” shall mean (i) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between the Company and Bank of America, N.A., (ii) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between the Company and Citibank, N.A., (iii) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between the Company and Bank of America, N.A., (iv) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between the Company and Citibank, N.A., (v) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Company and Bank of America, N.A., (vi) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Company and Citibank, N.A., (vii) the Additional Capped Call Side Letter, dated as of September 10, 2019, between Company and Bank of America, N.A., and (viii) the Additional Capped Call Side Letter, dated as of September 10, 2019, between Company and Citibank, N.A.

Capped Call Transactions. “Capped Call Transactions” shall mean the capped call transactions evidenced by the Capped Call Documentation.

Certificates. “Certificates” is defined in Section 1.4(a) of the Agreement.

Closing. “Closing” is defined in Section 1.1 of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.1 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collective Bargaining Agreement. “Collective Bargaining Agreement” shall mean any written agreement, memorandum of understanding or other contractual obligation between an Acquired Corporation and any labor organization or other authorized employee representative representing Company employees.

Company. “Company” is defined in the preamble to the Agreement.

Company 2022 Annual Bonus Plan. “Company 2022 Annual Bonus Plan” is defined in Section 6.3(d) of the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4 of the Agreement.

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Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in Section 3.20 of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s Omnibus Incentive Plan, as amended, 2005 Stock Option Plan, as amended, Inducement Awards Plan, as amended.

Company ESPP. “Company ESPP” shall mean the Company’s Employee Stock Purchase Plan, as amended.

Company IP. “Company IP” shall mean, collectively, (a) all Company Owned IP and (b) all Company Licensed IP.

Company IT Systems. “Company IT Systems” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data communications lines, network and telecommunications equipment and all other information technology equipment, infrastructure, systems and networks, and all associated documentation owned any Acquired Corporation or licensed or leased to any Acquired Corporation (excluding any public networks).

Company Licensed IP. “Company Licensed IP” shall mean all third party Intellectual Property Rights licensed to any of the Acquired Corporations, or with respect to which the Acquired Corporations have been granted any other similar right or immunity (including any non-assert or covenant not to sue).

Company Options. “Company Options” shall mean all compensatory options to purchase Shares issued pursuant to a Company Equity Plan, other than options pursuant to the Company ESPP.

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations.

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Company Performance-Vested Restricted Stock. “Company Performance-Vested Restricted Stock” is defined in Section 3.3(c) of the Agreement.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is, at the time of determination, subject to vesting, forfeiture, repurchase, or other lapse restrictions under a Company Equity Plan.

Company RSU. “Company RSU” shall mean each restricted stock unit issued under any Company Equity Plan or otherwise granted with respect to Shares, including restricted stock units subject to performance vesting conditions.

Company SARs. “Company SARs” shall mean all stock appreciation rights with respect to Shares issued pursuant to a Company Equity Plan.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 3.20 of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employee. “Continuing Employee” is defined in Section 6.3(a) of the Agreement.

Contract. “Contract” shall mean any binding agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, commitment or undertaking.

Convertible Notes. “Convertible Notes” shall mean the Company’s 1.50% Convertible Senior Notes due 2024.

Convertible Notes Indenture. “Convertible Notes Indenture” shall mean the Indenture, dated as of September 9, 2019, between the Company and Wilmington Trust, National Association.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

cGMP. “cGMP” shall mean all current good manufacturing practices as may be applicable, including: (a) as required by 21 USC 351, (b) the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidance of the FDA and other applicable Governmental Bodies, and (c) ICH, Guidance for Industry Q7a Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.

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COVID-19. “COVID-19” shall mean SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks or public health emergencies.

COVID-19 Relief Legislation. “COVID-19 Relief Legislation” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Body in connection with or in response to COVID-19.

Current D&O Insurance. “Current D&O Insurance” is defined in Section 6.6(b) of the Agreement.

Customs & Trade Control Laws. “Customs & Trade Control Laws” shall mean all applicable U.S. Legal Requirements relating to (a) the export or re-export of commodities, technologies, or services, including the Export Control Reform Act, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 4301 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; (b) the International Boycott Provisions of Section 999 of the Code and of the U.S. Export Administration Regulations; and (c) imports and customs.

Data Privacy Laws. “Data Privacy Laws” shall mean all applicable privacy, security, and data protection Legal Requirements of any applicable jurisdiction (including, by way of example only, HIPAA, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act).

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.5 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Earned Strategic PSAs. “Earned Strategic PSAs” is defined in Section 1.6(g) of the Agreement.

Effective Time. “Effective Time” is defined in Section 1.2(b) of the Agreement.

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Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance benefits (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, severance, change in control, retention, transaction or similar agreement, and each other employee benefit plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the current or future benefit of any current or former employee, officer, director or individual independent contractor of any of the Acquired Corporations, (ii) with respect to which any Acquired Corporation has any direct or indirect liability or (iii) to which any Acquired Corporation is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equity Award Consideration. “Equity Award Consideration” shall mean the aggregate payments to the holders of In the Money Options, In the Money SARs, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs and Company RSUs.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent. “Exchange Agent” is defined in Section 1.4(a) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

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FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all rules and regulations issued pursuant thereto.

Financing. “Financing” shall mean any debt financing under which Parent or Merger Sub (either directly or through any of their Affiliates) receives proceeds to enable Parent and Merger Sub to make the payments required in connection with the Transactions in accordance with the terms of this Agreement.

Financing Related Parties. “Financing Related Parties” is defined in Section 9.5(d) of the Agreement.

Financing Source. “Financing Source” shall mean each Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or Merger Sub or any of their Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Financing as each such Person may be replaced pursuant to any amendment, restatement, supplement or other modification or replacement or substitution of any Financing.

Fraud. “Fraud” is defined in Section 8.2 of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s regulations for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, and all other Legal Requirements or regulations that may be applicable to clinical trials and human subject protection, including 45 C.F.R. Part 46.

Government Funded IP. “Government Funded IP” is defined in Section 3.8(g) of the Agreement.

Government Official. “Government Official” refers to (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, department, agency, instrumentality, state-owned or state-controlled company, public international organization, or political party and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal, including, for the avoidance of doubt, any taxing or similar authority competent to impose, administer or collect any charge to Tax.

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Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic, a pollutant, a contaminant or words of similar import under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

Health Care Data Requirements. “Health Care Data Requirements” is defined in Section 3.12(f) of the Agreement.

HIPAA. “HIPAA” is defined in Section 3.12(f) of the Agreement.

HITECH. “HITECH” is defined in Section 3.12(f) of the Agreement.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Improvements. “Improvements” shall mean the buildings, structures, fixtures, building systems and equipment included in the Leased Real Property.

Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iii) any obligations in respect of letters of credit and bankers’ acceptances (to the extent drawn down), (iv) all liabilities for deferred and unpaid purchase price of assets, property, or securities, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (v) interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Acquired Corporations (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.6(a) of the Agreement.

In the Money Option. “In the Money Option” is defined in Section 1.6(b) of the Agreement.

In the Money SAR. “In the Money SAR” is defined in Section 1.6(d) of the Agreement.

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Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, domain names and other similar designations of source or origin, whether or not registered and applications and registrations for, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrights and applications and registrations for the foregoing (“Copyrights”), and (iv) trade secrets and confidential and proprietary know-how, inventions, processes, formulae, models, methodologies, specifications, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information, and (v) rights in software, database rights and industrial property rights.

Intervening Event. “Intervening Event” shall mean any event, occurrence, circumstance, change or effect that materially affects the business, assets or operations of the Company (other than any event, occurrence, circumstance, change or effect primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was neither known to the Board of Directors nor reasonably foreseeable as of the date of this Agreement, which event, occurrence, circumstance, change or effect becomes known to the Board of Directors prior to the Effective Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

Irish Subsidiary. “Irish Subsidiary” shall mean Aerie Pharmaceuticals Ireland Limited, a private limited company incorporated in Ireland with registered number 559879 and whose registered office is at Athlone Business and Technology Park, Garrycastle, Dublin Road, Athlone, County Westmeath, Ireland, and (b) Aerie Pharmaceuticals Limited, a private limited company incorporated in the Cayman Islands and which is tax resident in Ireland.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers.

Key Employee. “Key Employee” shall mean an employee of any Acquired Corporation at a level of Executive Vice President or above.

Leases. “Leases” shall mean all leases, subleases, licenses and agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which any of the Acquired Corporations holds or occupies any Leased Real Property.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

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Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, claim, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, or governmental or regulatory investigation, in each case, commenced, brought, conducted or heard by or before any Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange), including specifically all approval, reporting, and cGMP standards (or similar standards or guidelines) of the FDCA, the Public Health Service Act and other applicable Governmental Bodies and compendial guidelines (e.g., United States Pharmacopeia or European Pharmacopeia), the Drug Supply Chain Security Act, as well as Custom & Trade Control Laws, Sanctions, the Foreign Corrupt Practices Act, and other Anti-Corruption Laws, in each case to the extent applicable to the products and performance obligations under this Agreement. For the avoidance of doubt, correspondence from the FTC or DOJ indicating that such Governmental Body has not completed its investigation of the Transactions shall not be deemed to be a Legal Requirement.

LLC Act. “LLC Act” is defined in Section 4.4(a) of the Agreement.

Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.21); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities or capital markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any political or social conditions (or changes in such conditions) in the United States or any other country or region in the world, act of terrorism, war, national or international calamity, natural disaster, acts of god, pandemic (including COVID-19) or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Body in response to any of the foregoing; (vi) the failure of the Company to meet internal or analysts’ expectations

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or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from any action taken by the Company at the written direction or request of Parent or any action required to be taken by the Company pursuant to this Agreement; (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change or proposed change in, or any compliance with or action taken for the purpose of complying with any change or proposed change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole; or (xi) changes in anti-dumping actions, international tariffs, trade policies, or any “trade wars”; provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v), (ix) and (x) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate, but only to the extent of any such incremental disproportionate effect of such event, occurrence, circumstance, change or effect on the Acquired Corporations.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 6.6(b) of the Agreement.

Merger. “Merger” is defined in Recital (A) to the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 1.3(a)(iii) of the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

Merger Sub Sole Stockholder Approval. “Merger Sub Sole Stockholder Approval” is defined in Recital (C) to the Agreement.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Market.

New Plan. “New Plan” is defined in Section 6.3(b) of the Agreement.

Old Plan. “Old Plan” is defined in Section 6.3(b) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.4 of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions on or before the End Date.

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Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(e) of the Agreement.

Parent Termination Fee. “Parent Termination Fee” is defined in Section 8.3(d) of the Agreement.

Parties. “Parties” shall mean Parent, Merger Sub, and the Company.

Patents. “Patents” is defined in the definition of Intellectual Property Rights.

Payment Fund. “Payment Fund” is defined in Section 1.4(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law for amounts not yet due and payable or that may be subsequently paid without penalty or that are being contested in good faith by appropriate proceedings (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) any interest or title of a lessor under Leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business which does not materially impair the value or use of such lease, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights and (f) in the case of real property, Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current use or occupancy of the Leased Real Property in any material respect.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean any information or data that constitutes “personal data,” “personal information,” or any comparable term otherwise regulated with respect to the Processing thereof, under any Data Privacy Laws.

Plant. “Plant” is defined in Section 3.7(e) of the Agreement.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

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Privacy Requirements. “Privacy Requirements” shall mean all (i) Data Privacy Laws, (ii) internal and external privacy policies, programs and procedures, (iii) contractual obligations and (iv) applicable industry or nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing (i)-(iv), to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of any Person.

Processing. “Processing” shall mean, as to any data or information, collecting, using, disclosing, transferring, transmitting, disseminating, storing, retaining, managing, controlling, hosting, disposing of, processing, analyzing, or otherwise handling.

Proxy Statement. “Proxy Statement” is defined in Section 3.4(g) of the Agreement.

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Regulatory Permit. “Regulatory Permit” shall mean all investigational new drug applications (as defined in 21 C.F.R. § 312.20 et seq.), new drug applications (as defined in 21 C.F.R. § 314.50), supplemental new drug applications (as defined in 21 C.F.R. § 314.70), establishment registrations (as defined in 21 C.F.R. § 207), and product listings (as defined in 21 C.F.R. § 207), all supplements or amendments thereto, and all comparable Governmental Authorizations.

Relative TSR Performance. “Relative TSR Performance” is defined in Section 1.6(g) of the Agreement.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Person. “Restricted Person” shall mean any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

rTSR PSAs. “rTSR PSAs” is defined in Section 1.6(g) of the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

Sanctions. “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

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Sanctioned Person. “Sanctioned Person” shall mean any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

Sanctioned Territory. “Sanctioned Territory” shall mean, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Seller Parties. “Seller Parties” is defined in Section 9.5(d) of the Agreement.

Shares. “Shares” is defined in Section 1.3(a)(i) to the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Stockholder Litigation. “Stockholder Litigation” shall mean any Legal Proceeding asserted, threatened or commenced against the Company or any of its directors or officers in such individual’s capacity as such by any stockholder of the Company (in its capacity as such or through a derivative action) challenging or seeking to restrain or prohibit the consummation of the Transactions.

Stockholder Meeting. “Stockholder Meeting” is defined in Section 5.3(a) of the Agreement.

Strategic PSAs. “Strategic PSAs” is defined in Section 1.6(g) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide, written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

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Surviving Corporation. “Surviving Corporation” is defined in Recital (A) to the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, premium tax, windfall profit tax, environmental tax, license tax, occupation tax, employment tax, unemployment tax, national health insurance tax, social security tax, disability tax, universal social charge, pay-related social insurance (for the avoidance of doubt, including both employer and employee pay-related social insurance), excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, registration tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), add-on minimum tax, escheat, and unclaimed property tax, custom, impost, tariff, duty, levy, assessment, or other tax or charge in the nature of a tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, surcharges or additions to tax with respect thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate, claim, refund or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

TCA. “TCA” shall mean the Irish Taxes Consolidation Act, 1997, as amended.

Termination Fee. “Termination Fee” is defined in Section 8.3(b)(iii) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.

WARN. “WARN” is defined in Section 3.16(o) of the Agreement.

willful breach. “willful breach” is defined in Section 8.2 of the Agreement.

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ANNEX I

FORM OF

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Attached.

1

ANNEX I

FORM OF

CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.

ARTICLE ONE

The name of the corporation is Aerie Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one hundred (100) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE SIX

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE SEVEN

The Corporation shall provide indemnification and advancement of expenses as follows:

1.  Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.  Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Article Seven, Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.  Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article Seven, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Article Seven, Sections 1 and 2, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.  Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the

Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Article Seven, Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article Seven. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article Seven for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.  Advancement of Expenses. Subject to the provisions of Article Seven, Section 6, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article Seven, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Seven.

6.  Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Article Seven, Sections 1, 2, 3 or 5, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation has assumed the defense pursuant to Article Seven, Section 4 (and none of the circumstances described in Article Seven, Section 4 that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred). Any such indemnification, unless ordered by a court, shall be made with respect to requests under Article Seven, Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Article Seven, Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.  Remedies. The right to indemnification or advancement of expenses as granted by this Article Seven shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Article Seven, Section 6 that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Seven. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law.

8.  Limitations. Notwithstanding anything to the contrary in this Article Seven, except as set forth in Article Seven, Section 7, the Corporation shall not indemnify an Indemnitee pursuant to this Article Seven in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article Seven, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.  Subsequent Amendment. No amendment, termination or repeal of this Article Seven or of the relevant provisions of the Delaware Law or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article Seven shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article Seven shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article Seven. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Seven.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article Seven to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

13. Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE EIGHT

Except to the extent that the Delaware Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Delaware Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law is so amended.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of Delaware Law

ARTICLE TEN

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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